Exhibit 12.1

MMR
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in Thousands)

Computation of Ratio of Earnings
to Fixed Charges:
	Years Ended December 31,
	2006	2005	2004	2003	2002
Income (Loss) from Continuing Operations (a)	(44,716)	(31,470)	(52,032)	(41,847)	18,544
ADD:
Provision for Income Taxes	-	-	-	1	7
Interest Expense	10,203	15,282	10,252	4,599	704
Rental Expense Factor (b)	41	60	66	74	-
Earnings Available For Fixed Charges	(34,472)	(16,128)	(41,714)	(37,173)	19,255

Interest Expense	10,203	15,282	10,252	4,599	704
Capitalized Interest	5,260	2,121	892	-	250
Rental Expense Factor	41	60	66	74	-
Fixed Charges	15,504	17,463	11,210	4,673	954

Ratio of Earnings to Fixed Charges	- (c)	- (c)	- (c)	- (c)	20.18

Computation of Ratio of Earnings:
to Fixed Charges and Preferred Dividends:

	2006	2005	2004	2003	2002
Income (Loss) from Continuing Operations (a)	(44,716)	(31,470)	(52,032)	(41,847)	18,544
ADD:
Provision for Income Taxes	-	-	-	1	7
Interest Expense	10,203	15,282	10,252	4,599	704
Rental Expense Factor (b)	41	60	66	74	-
Earnings Available For Fixed Charges	(34,472)	(16,128)	(41,714)	(37,173)	19,255

Interest Expense	10,203	15,282	10,252	4,599	704
Capitalized Interest	5,260	2,121	892	-	250
Preferred dividends (d)	1,494	1,503	1,531	1,631	924
Rental Expense Factor	41	60	66	74	-
Fixed Charges	16,998	18,966	12,741	6,304	1,878

Ratio of earnings to fixed charges	- (e)	- (e)	- (e)	- (e)	10.25

(a)	Income (loss) represents McMoRan's continuing oil and gas operations.
(b)	McMoRan's rental expense has historically related solely to its discontinued sulphur operations.
(c)
McMoRan sustained a net loss from continuing operations of $44.7 million in 2006, $31.5 million in 2005, $52.0 million in 2004 and $41.8 million in 2003. These losses were inadequate to cover McMoRan fixed charges of $15.5 million in 2006, $17.5 million in 2005, $11.2 million in 2004 and $4.7 million in 2003.

(d)	Preferred dividends associated with McMoRan's 5% mandatorily reedeemable convertible preferred stock.
(e)
McMoRan sustained a net loss from continuing operations of $44.7 million in 2006, $31.5 million in 2005, $52.0 million in 2004 and $41.8 million in 2003. These losses were inadequate to cover McMoRan fixed charges of $17.0 million in 2006, $19.0 million in 2005, $12.7 million in 2004 and $6.3 million in 2003.